Exhibit 99.1

Plastic2Oil CEO Provides Update to Shareholders

NIAGARA FALLS, NY—(Marketwired – May 1, 2017) - Plastic2Oil Inc. (OTCQB: PTOI):

To our valued Plastic2Oil (P2O) shareholders:

In our previous letter to shareholders, we discussed reducing costs, securing additional financing, and developing key strategic partnerships. I am pleased to provide you with this update on these same themes.

Reducing costs and improving our cash position.

On March 31, 2017, we closed on the sale of our idle office building in Thorold, Canada. The net proceeds from the sale and the resulting reduction in monthly operating costs will provide working capital to sustain P2O operations over the next two quarters. We are also continuing to seek a lease customer for our Canadian blending facility, although it should be noted that closing on such a lease will very likely require that oil prices rebound and remain above $50 per barrel.

Negotiating a key strategic partnership.

In August 2016, we announced the signing of a memorandum of understanding (MOU) with a potential partner regarding the licensing of our technology and a potential sale of processor units. On March 26, 2017, the parties agreed to extend the term of the MOU to May 24, 2017. There can be no guarantee that a definitive agreement will be executed prior to expiration of the extended term of the MOU.

Robin Curtis, a pioneer in the implementation of plastic-to-fuel technology and a participant in the proposed partnership, recently noted: “The market opportunity for plastic to fuel is even more promising today than it was years ago. It appears evident that the Plastic2Oil technology solved the problems that had been encountered in our previous attempts to implement plastic to fuel technology. We now look forward to the opportunity to implement Plastic2Oil technology.”

We are still in the process of negotiating a definitive agreement. If consummated, it is anticipated that the first site would house two P2O processors, and could eventually lead to deployment of P2O processors in 15 to 20 similar facilities. The initial purchase order will be for the two units currently in our inventory. Final assembly and testing of the units prior to shipping will require approximately six months from signing of the purchase order. Instrumentation and other necessary equipment will be secured prior to the shipping date. Several additional months will be required for installation after the units have been shipped.

We look forward to updating our shareholders upon the signing of a definitive agreement.

Other News.

Glenny and Maskell (Canadian insurance broker) settled on a lawsuit filed by Plastic2Oil, Inc., on May 25, 2012 at the Ontario Superior Court of Justice, seeking damages consisting of the costs of defense and any damages that may be awarded against the Company, former CEO John Bordynuik, and former CFO Ron Baldwin in the Class Action and in the SEC Action. The case was settled in the US with ACE (Insurance carrier) in or about May 2013, pursuant to what is known as a “Mary Carter” (confidential) settlement. The net proceeds from this settlement will be used for working capital to sustain P2O operations over the next two quarters.

Exhibit 99.1

Looking Ahead.

The above developments are part of our ongoing and successful transformation of the firm’s financial profile by proactively managing our cost structure, judiciously managing our capital, and significantly adjusting both compensation levels and fixed expenses. In another important development, we look forward to strengthening our governance structure by adding three new outside Directors to our Board in the near future.

I want to offer my personal thanks for the extremely valuable contributions made by our employees, management, Board of Directors, and investors. I also look forward to seeing you and sharing further developments at our 2017 annual stockholders meeting, planned for late this year. Formal notice and other details of the meeting will be presented in our proxy statement, which will be made available to our stockholders and filed with the Securities and Exchange Commission. Thank you for your continued support.

Richard Heddle

Plastic2Oil, Inc., CEO & President

About the Company

Plastic2Oil, Inc. (“P2O”) is an innovative North American fuel company that transforms unsorted, unwashed waste plastic into ultra-clean, ultra-low sulphur fuel without the need for refinement. The Company’s patent-pending Plastic2Oil® (P2O®) is a proprietary, commercially viable, and scalable process designed to provide immediate economic benefit for industry, communities, and government organizations faced with waste plastic recycling challenges.

With its revolutionary P2O technology, P2O has pioneered a process that has the ability to change the way the world handles waste plastic and plastic recycling. P2O is committed to environmental sustainability by diverting plastic waste from landfill and potential incineration.

The Company is also committed to the creation of green employment opportunities and a reduction in the cost of plastic recycling programs for municipalities and business.

U.S. investors can find current financial disclosure and Real-Time Level 2 quotes at http://www.otcmarkets.com/stock/PTOI/quote.

Exhibit 99.1

FORWARD-LOOKING STATEMENTS

The information presented in this Press Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to management’s current beliefs, plans, strategies, objectives, goals and expectations, including expectations about the future financial or operating performance of Plastic2Oil, Inc. (the “Company”) and its projects, sales, vendor and customer contracts, capital expenditures, capital needs, government regulation of the industry, environmental risks, limitations of insurance coverage, and the timing and possible outcome of regulatory matters, including the granting of patents and permits. Words such as “expect”, “anticipate”, “intend”, “attempt”, “may”, “will”, “plan”, “believe”, “seek”, “estimate”, and variations of such words and similar expressions are intended to identify such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ materially from those expressed, implied or forecasted herein may include, without limitation, risks associated with general business, economic, competitive, political and social uncertainties; risks associated with changes in project parameters as plans continue to be refined; risks associated with failure of plant, equipment or processes to operate as anticipated; risks associated with accidents or labor disputes; risks associated in delays in obtaining governmental approvals or financing, or in the completion of development or construction activities; risks associated with financial leverage and the availability of capital; risks associated with the price of commodities and the inability of our Company to control commodity prices; risks associated with the regulatory environment within which our Company operates; risks associated with litigation including the availability of insurance; and risks posed by competition. The forward-looking statements in this press release are made as of the date of this press release. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

The Company urges readers of this press release to consider carefully the disclosures in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, which was filed on April 7, 2017.

Contact Information

Plastic2Oil, Inc.

20 Iroquois Street

Niagara Falls, NY 14303

Direct 716-278-0015